Exhibit 23.1

Consent of Independent Auditor

We consent to the inclusion, in this Current Report on Form 8-K/A to the Registration Statement (No. 0-14938) of HG Holdings, Inc., of our report dated September 29, 2021, referenced in Item 9.01(a) relating to the financial statements of National Consumer Title Insurance Company (NCTIC).

Thomas Howell Ferguson P.A.

Tampa, Florida

October 4, 2021